Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Omniture, Inc. pertaining to the 2006 Equity Incentive plan, 2006 Employee Stock Purchase Plan, 2007 Equity Incentive Plan, 2008 Equity Incentive Plan, Avivo Corporation 1999 Equity Incentive Plan, Visual Sciences, Inc. Amended and Restated 2000 Equity Incentive Plan, Visual Sciences, Inc. 2004 Equity Incentive Award Plan, and Visual Sciences, Inc. 2006 Employment Commencement Equity Incentive Award Plan, of our report dated March 19, 2007, with respect to the consolidated financial statements of Omniture, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
February 1, 2008